Exhibit 10.7

December 18, 2006

TO:  ROY K. MALKIN

Dear Roy:

This letter confirms that the term of your Employment Agreement dated November 1, 2004 has been extended for a one year period ending October 31, 2008.

Please acknowledge and confirm your agreement to the extension by signing and returning a copy of this letter to Joanna Albrecht.

Sincerely,

/s/ James P. Reilly

ACKNOWLEDGED and CONFIRMED:

/s/ Roy K. Malkin
Roy K. Malkin